The Montgomery Funds
        Rule 10f-3 Transactions
        Arpil 1, 1996 Through June 30, 1996

Trade                                     $ Value    Purchase  %
 of Fund    % of
Date    Security Description   Broker    Purchased     Price
  Assets TestIssue Test

SMALL CAP FUND

4/3/96  Decision One          MSCO          $756,000   $18.00
      0.29%      0.56%
4/18/96 Planet Hollywood      BEST          $630,000   $18.00
      0.24%      0.32%
4/18/96 DSP Communications    OPCO          $572,000   $26.00
     0.22%      0.63%
4/23/96 Metra Biosystems      COWN          $182,250   $13.50
      0.07%      0.68%

GROWTH FUND

4/3/96  Lucent Technologies   MSCO        $9,450,000   $27.00
      1.09%      0.31%
5/7/96  Associates First CapitGSCO        $5,220,000   $29.00
      0.58%      0.64%
5/23/96 HFS Inc               MSCO       $12,400,000   $62.00
      1.30%      1.46%
6/18/96 GTech Holdings Corp   DLJP        $9,559,375   $28.75
      1.03%      3.75%
6/19/96 Interstate Hotels     MLCO        $2,749,950   $21.00
      0.30%      1.31%

GLOBAL OPPORTUNITIES FUND

5/7/96  Associates First CapitGSCO          $365,000   $29.00
     1.63%      0.64%
5/9/96  Toolex Alpha          GSCO          $231,000   $21.00
      1.00%      0.19%

GLOBAL COMMUNICATIONS FUND

6/14/96 Asia Satellite TelecomGSCO        $1,291,600   $25.83
      0.63%      0.47%
6/28/96 Omnipoint             DLJ         $2,048,800   $26.00
      1.00%      1.13%

INTERNATIONAL GROWTH FUND

5/7/96  Associates First CapitGSCO          $266,800   $29.00
     1.67%      0.64%
5/9/96  Toolex Alpha          GSCO          $168,000   $21.00
    1.10%      1.10%

MICRO CAP FUND

5/21/96 Garden Botanika       ABSB          $200,000   $20.00
      0.06%      0.37%
5/31/96 Sunrise Assisted LivinDLJP        $1,000,000   $20.00
      0.31%      1.00%
6/13/96 Dupont Photomasks     MSCO           $85,000   $17.00
      0.03%      0.13%

SELECT 50 FUND

5/2/96  Edify Corporation     GSCO          $225,000   $15.00
    0.38%      0.60%
5/23/96 HFS Inc               MSCO          $310,000   $62.00
      0.44%      1.46%
6/13/96 Southern pacific FundiNATW          $680,000   $17.00
     0.80%      0.80%

SMALL CAP OPPORTUNITIES FUND

6/26/96 Sola International    MSCO        $1,717,500   $28.63
     1.33%      2.00%
6/27/96 Metromedia InternationDLJP        $1,100,000   $11.00
     0.84%      0.67%
6/28/96 Apache Medical SystemsCOWN          $600,000   $12.00
   0.46%      2.50%

(1) - Purchase may not exceed three percent of the Fund's total assets. Ratio is ini systems and reports are based on net assets). If the ratio based on net assets (obtained from First Data) to ensure compliance. Ratios in bold indic (2) - Represents purchases by all affiliated Funds; may not exceed the greater of: (offering or (ii) $500,000 in principal amount, but in no event greater than